UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2004

Panera Bread Company

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-19253 (Commission File Number)	04-2723701 (IRS Employer Identification No.)

6710 Clayton Road, Richmond Heights, MO (Address of principal executive offices)	63117 (Zip Code)

Registrant’s telephone number, including area code (314) 633-7100

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On October 30, 2004, the Company’s wholly owned subsidiary, Artisan Bread, LLC (“Artisan”), became the owner of 100% of the membership interests in Cap City Bread, LLC (“LLC”). Prior to the completion of the transaction, Artisan had owned approximately 78.5% of the membership interests in LLC and the remaining membership interests had been owned by Capitol Dough, Inc. (“Capitol Dough”), a Missouri corporation owned by Richard Postle, the Company’s former president (“Postle”). As part of the transaction, LLC redeemed certain of the membership interests held by Capitol Dough in exchange for the transfer to Capitol Dough of LLC’s interest in 3 bakery-cafes, one of which was under construction at the acquisition date. In addition to the redemption transaction, Artisan acquired the remaining membership interests held by Capitol Dough in exchange for a cash purchase price of approximately $4.8 million. Of this purchase price, approximately $4.3 million was paid in cash at the acquisition date and, subject to certain offset rights, the remaining purchase price will be paid, with interest, one year from the acquisition date. At the time of the acquisition, LLC operated 36 bakery-cafes in the northern Virginia and central Pennsylvania markets. The results of operations of these bakery-cafes have been included in the Company’s Consolidated Financial Statements since the date of formation. Following the completion of the transaction, Artisan became the sole owner of 34 operating bakery-cafes in the northern Virginia and central Pennsylvania markets. The 3 remaining bakery-cafes, one of which was under construction at the acquisition date, will be owned and operated by Postle and/or his affiliates as a franchisee. Postle and/or his affiliates have agreed to develop up to 9 additional bakery-cafes in the previously undeveloped western Virginia and West Virginia territories. The Company will allocate the purchase price to the assets acquired and liabilities assumed in the acquisition at their estimated fair values with any remainder allocated to tax deductible goodwill.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY
By:	/s/ Mark E. Hood
	Name:	Mark E. Hood
	Title:	Senior Vice President, Chief Financial Officer

Date: November 3, 2004